EXHIBIT 99.1

For:  Frozen Food Express Industries, Inc.      From:  Mike Engleman
Listed:  Nasdaq (FFEX)                                 Mike Engleman/Associates
Company Contacts:                                      11308 Valleydale
     Stoney M. (Mit) Stubbs, Jr. (CEO)                 Dallas, TX  75230
     F. Dixon McElwee, Jr. (CFO)                       (214) 373-6464
     (214) 630-8090


For Immediate Release
                         Frozen Food Express Industries
                         Sells Non-Freight Business Unit

	Dallas, Texas, December 26, 2001-Frozen Food Express Industries, Inc.
(FFEX) said today that it closed the sale of the trailer and refrigeration unit related assets of one of its subsidiaries, W&B Refrigeration Service Company. The assets include accounts receivable, trade names, inventory and equipment as well as one of the subsidiary's shop and office buildings. The assets were purchased by W&B Newco, L.P. of Dallas, a newly formed limited partnership, which is controlled by Mr. John Chisolm, the current president and general manager of W&B Refrigeration Service Company.
	The transaction is not expected to have a significant impact on FFEX's 2001 operating results. The sales price approximated $15 million - $6.8 million in cash, a $4.1 million subordinated note, a minority partnership interest in W&B Newco, L.P. and the buyer's assumption of approximately $3 million of liabilities related to the business. The cash proceeds from the sale will be used to reduce FFEX's long-term debt, which was about $15 million on September 30, 2001.
	Stoney M. (Mit) Stubbs, Jr., chairman and CEO of FFEX, said that the sale is part of an ongoing program to realign the company's operations in light of what he described as changes in the market for refrigerated trucking services.
	"For some time now we have been working to focus our operations more closely with changing demands of our marketplace. To accomplish this, we must direct our attention and our capital more closely to our core business, where we believe we can earn the greatest return on invested capital. The sale of W&B is an important part of that effort," Mr. Stubbs, explained.
	Mr. John Chisolm added, "All of us at W&B are excited about the opportunity represented by our acquisition. We hope to continue as one of Frozen Food Express' good vendors while substantially expanding our market to many other trucking companies."
	FFEX will continue to operate the remainder of its non-freight business. Those activities include the operations of AirPro, which is involved in the sales and service of various climate control and refrigeration products. With the closing of the transaction, FFEX will change the name of W&B Refrigeration Service Company to AirPro Holdings,
Inc. and W&B Newco, L.P. will change its name to W&B Service Company, L.P.
	FFEX also noted that the sale of these operations will enable it to reduce the anticipated need for borrowed funds.
	"One of the reasons we had kept our credit facility at $50 million is to help us handle wide fluctuations in the need for working capital in our non-freight operations. The cash from this divestiture and the related reduction in those seasonal demands permit us to reduce our credit facility to $33.3 million, and save the related commitment fees," Mr. Stubbs said.
 	Frozen Food Express Industries is the largest publicly owned temperature-controlled carrier of perishable goods (primarily processed foods and meats) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service-providing full-truckload, less-than-truckload and distribution transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent.
	W&B Service Company, L.P. offers a variety of transportation related products. The company's principal products include Wabash semi trailers and Carrier-Transicoldr truck and trailer refrigeration equipment. It is the largest Carrier-Transicoldr dealer in the United States with thirteen service facilities.
     Statements contained herein which are not historical facts are forward-looking statements as that term is defined in the Private
Securities Litigation Reform Act of 1995 ("PSLRA"). Certain statements contained herein including statements regarding the anticipated development and expansion of the company's business or the industry in which the company operates, the intent, belief or current expectations of the company, its directors or its officers, primarily with respect to the future operating performance of the company and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as such term is defined in PSLRA). Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied from such forward-looking statements. These risks and uncertainties include demand for the company's services and products, and the company's abilities to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the company's ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used by the company and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission.